Exhibit (d)(8)

Form of Restricted Stock Units Award Agreement for Non-U.S. Employees

Non-U.S.

FORM OF

i2 TECHNOLOGIES, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees who provide services to the Corporation (or any Parent or Subsidiary).

B. The Board has approved the award of restricted stock units to the Participant in exchange for certain of the Participant’s options that were properly tendered for exchange pursuant to the Corporation’s Offer to Exchange.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. In exchange for the tender of the Participant’s Eligible Options pursuant to the Offer to Exchange, the Corporation hereby awards to the Participant, as of the Award Date, an award (the “Award”) of restricted stock units under the Plan. Each restricted stock unit represents the right to receive one share of Common Stock on the vesting date of that unit. The number of shares of Common Stock subject to the awarded restricted stock units, the applicable vesting schedule for the restricted stock units and the underlying shares, the dates on which those vested shares shall be issued to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	May 31, 2006

Number of Shares Subject to Award:
______________ shares of Common Stock (the “Shares”)

Vesting Schedule:

The Participant shall vest with respect to fifty percent (50%) of the Shares on May 15, 2007 provided the Participant remains in continuous service through such date and with respect to the remaining fifty percent (50%) of the Shares on May 15, 2008 provided the Participant remains in continuous service through such date. The Shares may vest on an accelerated basis prior to these vesting dates in accordance with the provisions of Paragraph 4 of this Agreement. In no event shall any Shares vest after the date of the Participant’s termination of Service.

2. Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the

Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance.

3. Cessation of Service. Should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of restricted stock units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units. For purposes of this Agreement, the Participant’s period of Service shall not include any period of notice of termination of employment, whether expressed or implied. The Participant’s date of termination shall mean the date upon which he or she ceases active performance of Service following the provision of notification of termination or resignation from Service and shall be determined solely by this Agreement and without reference to any other agreement, written or oral, including the Participant’s contract of employment.

4. Change in Control.

(a) Any restricted stock units subject to this Award at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash incentive program of the successor entity which preserves the Fair Market Value of any unvested shares of Common Stock subject to the Award at the time of the Change in Control and provides for subsequent payout of that value in accordance with the vesting schedule applicable to the Award. No accelerated vesting of the restricted stock units shall occur in the event of such assumption or continuation of the Award or such replacement of the Award with a cash incentive program.

(b) In the event the Award is assumed or otherwise continued in effect, the restricted stock units subject to the Award will be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the restricted stock units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction.

(c) If the restricted stock units subject to this Award at the time of the Change in Control are not so assumed or otherwise continued in effect or replaced with a cash incentive program under Paragraph 4(a), then those units will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units will be issued immediately upon such vesting (or otherwise converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control), subject to the satisfaction of the applicable Withholding Taxes pursuant to the provisions of Paragraph 6.

(d) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

6. Issuance of Shares of Common Stock.

(a) As soon as practicable following the applicable vesting date of this Award, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of underlying shares of Common Stock, subject, however, to the payment of all applicable Withholding Taxes.

(b) The Participant may pay such Withholding Taxes by (i) delivering a check to the Corporation in the amount of the Withholding Taxes or (ii) by electing for a Corporation-designated brokerage firm to sell a number of vested Shares with a Fair Market Value sufficient to cover the Withholding Taxes in one or more block trades and remit the proceeds of the sale to the Corporation in satisfaction of the Withholding Taxes. Any such election to participate in a block trade must be made in compliance with procedures established by the Corporation and the Corporation’s insider trading policies.

(c) In no event will any fractional shares be issued.

(d) The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance after the satisfaction of the applicable Withholding Taxes.

7. Compliance with Laws and Regulations.

(a) The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock may be listed for trading at the time of such issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance of any Common Stock hereby shall relieve the Corporation of any liability with respect to the non-issuance of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

8. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

9. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

11. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas without resort to that State’s conflict-of-laws rules.

12. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

13. Nature of Grant; No Entitlement; No Claim for Compensation. In accepting the grant of this Award for the number of Shares as specified above, the Participant acknowledges the following:

(a) The Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time.

(b) The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c) All decisions with respect to future awards, if any, will be at the sole discretion of the Plan Administrator.

(d) The Participant is voluntarily participating in the Plan.

(e) This Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation or its Subsidiaries (including, as applicable, Participant’s employer) and which is outside the scope of the Participant’s employment contract, if any.

(f) This Award is not part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(g) In the event that the Participant’s employer is not the Corporation, the grant of the Award will not be interpreted to form an employment contract or relationship with the Corporation and, furthermore, the grant of the Award will not be interpreted to form an employment contract with the Participant’s employer or any Subsidiary.

(h) The future value of the underlying Shares is unknown and cannot be predicted with certainty.

(i) In consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or any of the Shares issuable under the Award from termination of the Participant’s employment by the Corporation or the Participant’s employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and the Participant irrevocably releases the Participant’s employer, the Corporation and its Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim.

14. Data Privacy.

(a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, his or her employer, the Corporation and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b) The Participant understands that his or her employer, the Corporation and its Subsidiaries, as applicable, hold certain personal information about Participant regarding his or her employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation and its Subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”). The Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

i2 TECHNOLOGIES, INC.

By:

Title:

Address:

PARTICIPANT

Signature:

Address:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B. Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

C. Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D. Board shall mean the Corporation’s Board of Directors.

E. Change in Control shall mean a change of ownership or control of the Corporation effected through any of the following transactions:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those immediately prior to such transaction;

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation; or

(iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board recommends such stockholders to accept.

F. Code shall mean the Internal Revenue Code of 1986, as amended.

G. Common Stock shall mean shares of the Corporation’s common stock.

H. Corporation shall mean i2 Technologies, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of i2 Technologies, Inc. which shall by appropriate action adopt the Plan.

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I. Eligible Options shall mean any stock options held by the Participant that are Eligible Options under the Offer to Exchange.

J. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq Stock Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the Nasdaq National Market on the date in question, as such price is reported by the National Association of Securities Dealers and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L. Offer to Exchange shall mean the Corporation’s offer commenced April 26, 2006 to exchange certain stock options held by eligible employees for restricted stock units.

M. Plan shall mean the Corporation’s 1995 Stock Option/Stock Issuance Plan.

N. Participant shall mean the person to whom the Award is made pursuant to the Agreement.

O. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

P. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the 1995 Plan.

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Q. Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise expressly provided in this Agreement, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

R. Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

S. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

T. Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock which vest under of the Award.

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